Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA:
August 4, 2015	Heidi Barker Sa Shekhem	630-623-3791
heidi.barker@us.mcd.com

	Becca Hary	630-623-7293
becca.hary@us.mcd.com

INVESTORS:
	Chris Stent	630-623-3801
chris.stent@us.mcd.com

LLOYD DEAN AND JOHN MULLIGAN ELECTED
TO MCDONALD’S BOARD OF DIRECTORS

OAK BROOK, Ill. - McDonald’s Corporation today announced its Board of Directors elected Lloyd Dean and John Mulligan as Directors of the company, effective August 3.
Dean, 65, is President and CEO of Dignity Health, where he is responsible for the overall management of Dignity Health’s hospitals, home health care and medical group foundations. Since becoming CEO at Dignity Health in 2000, Dean has led the organization through significant strategic, operational and financial transformations to its current status as a leading health care organization. Prior to his current role, Dean was Chief Operating Officer at Advocate Health Care.
Dean is on the Board at Wells Fargo & Company and Navigant Consulting, Inc. He holds a bachelor’s degree in Sociology and a master’s degree in Education from Western Michigan University in Kalamazoo, Mich.
Mulligan, 49, is Executive Vice President and Chief Financial Officer at Target, where he leads financial and retail services, which include the company’s credit card operations. Mulligan joined Target in 1996 as a Financial Analyst, and during his tenure held key leadership positions in finance, human resources and with Target.com. In 2012, Mulligan was promoted to his current position at Target. While continuing to act as CFO, he served as interim President and CEO from May to August 2014.
Mulligan serves on the Minnesota Children’s Hospitals and Clinics Board. He earned a bachelor’s degree from the University of Wisconsin and a Master of Business Administration from the University of Minnesota.

“Both Lloyd and John bring valuable skill sets that are well-suited for our Board,” said Andrew McKenna, McDonald’s Chairman of the Board. “We’re delighted to add these talented leaders and leverage their financial and operational expertise.”
“We’re pleased to welcome Lloyd and John to McDonald’s as we establish ourselves as a modern and progressive burger company,” said McDonald's President and Chief Executive Officer Steve Easterbrook. “Our business is at a critical turning point and these leaders bring fresh insight and perspectives as we fuel our turnaround and position the business for long-term growth.”
McDonald's is the world's leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day.  More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.
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